SECURITIES AND EXCHANGE COMMISSION

                              Washington, D.C. 20549


                            _______________________


                                    FORM 8-K

                                 CURRENT REPORT


                        Pursuant to Section 13 or 15(d)
                   of the Securities Exchange Act of 1934


     Date of Report (Date of earliest event reported):  February 8, 1995


                            _______________________



                         ORBITAL SCIENCES CORPORATION


     Delaware                    0-18287                   06-1209561
(State of incorporation)  (Commission File Number)  (I.R.S. Employer I.D. No.)


                       21700 Atlantic Boulevard
                          Dulles, Virginia 20166
                               (703) 406-5000
       (Address and telephone number of principal executive offices)

Item 5.   Other Events

On February 8, 1995, Orbital Sciences Corporation (the "Company") announced results for its 1994 fiscal year. Revenues for the year ended December 31, 1994 were $221,946,000, compared to 1993 reported revenues of $190,186,000. For the year, net income was $5,389,000, or $.28 per fully diluted share on an average of 23.2 million shares outstanding, as compared to 1993 reported net income of $4,460,000, or $.34 per fully diluted share on an average of
15.6 million shares outstanding. After giving effect to restating 1993 reported results for the pooling of interests with Magellan Corporation, 1993 revenues were $223,087,000 and net income was $6,396,000, or $.39 per fully diluted share on an average of 18.3 million shares outstanding.

Revenues for the fourth quarter ended December 31, 1994 were $65,068,000, compared to 1993 reported fourth quarter revenues of $44,876,000. Net income for the three months ended December 31, 1994 was $1,140,000, or $.06 per fully diluted share on an average of 24.8 million shares outstanding, as compared to reported net income of $1,361,000, or $.09 per fully diluted share on an average of 16.8 million share outstanding, for the 1993 period. After giving effect to restating 1993 reported results for the Magellan acquisition, 1993 fourth quarter revenues were $54,507,000 and net income was $1,984,000, or $.11 per fully diluted share on an average of 19.5 million shares outstanding.

Major business achievements for the year included the August acquisition of Fairchild Space and Defense Corporation and the December acquisition of Magellan Corporation. While the Magellan acquisition was somewhat dilutive in the fourth quarter of 1994 due to transaction and reorganization costs of approximately $500,000, both acquisitions are expected to be significantly accretive in 1995 and beyond.

Major operational activities for the year included the successful completion of a total of nine space missions, including two successful launches of our Pegasus launch vehicle, the initial launch of our Taurus launch vehicle, and the first flight of our PegaStar spacecraft on the APEX mission for the U.S. Air Force. While the Company successfully inaugurated use of our L-1011 as the primary carrier aircraft for its Pegasus program, it also had a launch failure of its initial Pegasus XL launch vehicle. Approximately $2.5 million of unplanned research and development costs were incurred in 1994 in preparation for clearing Pegasus XL to fly again in early 1995.

The Company's firm backlog was approximately $335 million at December 31, 1994, while undefinitized contract awards and options totalled in excess of $900 million.

At December 31, 1994, the Company had cash, cash equivalents, short-term investments and amounts available under its revolving credit facility equal to approximately $33 million, of which approximately $8 million was restricted as collateral for outstanding letter of credit commitments. The Company is currently pursuing various financing alternatives to maintain expenditures and investments at desired levels in 1995. The Company believes that it will be able to obtain the necessary financing, although there can be no assurance that it will be able to do so.

                      ORBITAL SCIENCES CORPORATION
                     SUMMARY OF FINANCIAL RESULTS
              (in thousands of dollars, except share data)

                       Years ended December 31,

                               1994           1993          1993 (restated)
Revenues                       $221,946       $190,186      $223,087

Gross Profit                   $ 64,881       $ 37,889      $ 52,883

Operating Income               $  8,696       $  8,562      $ 10,564

Net Income                     $  5,388       $  4,640      $  6,396

Net Income Per Share

     Primary                   $   .28        $    .39      $    .44
     Full Dilution             $   .28        $    .34      $    .39

Weighted Average Shares Outstanding

  Primary                      19,104,427     12,001,413    14,641,854
  Full Dilution                23,222,210     15,615,835    18,256,276

                        Quarters ended December 31,

                               1994           1993          1993 (restated)
Revenues                       $ 65,068       $ 44,876      $ 54,507

Gross Profit                   $ 22,520       $  9,499      $ 13,661

Operating Income               $  2,026       $  1,392      $  2,091

Net Income                     $  1,140       $  1,361      $  1,984

Net Income Per Share

  Primary                      $    .06       $    .11      $    .13
  Full Dilution                $    .06       $    .09      $    .11

Weighted Average Shares Outstanding

  Primary                      20,648,359     12,729,592    15,370,033
  Full Dilution                24,774,106     16,846,372    19,486,813


       Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                                 ORBITAL SCIENCES CORPORATION


DATED:  February 8, 1995                         By /s/ David W. Thompson
                                                  David W. Thompson, President
                                                  and Chief Executive Officer